                                                                    EXHIBIT 99.1



News Release

Media Contacts:     Jack Cox, (203) 541-8407
--------------      Jenny Boardman, 901-763-5944

Analyst Contacts:   Carol Tutundgy, 203-541-8632;
----------------    Darial Sneed, 203-541-8541

        International Paper Announces Offering Of $1 Billion Zero Coupon
                             Convertible Debentures


STAMFORD, Conn. - June 13, 2001 - International Paper Company (NYSE:IP) announced that it has commenced a private placement with institutional investors to raise proceeds of approximately $1 billion from the issuance of Zero Coupon Convertible Debentures due June 20, 2021. The initial purchasers will also have the option to purchase up to an additional $150 million, subject to an over-allotment option. The Debentures provide put options in years 3, 5, 10 and 15 and may not be redeemed prior to June 20, 2005. The Debentures will be convertible into the common stock of the Company only if (i) the closing price of the Company's common stock for at least 20 of the 30 trading days prior to conversion is more than a specified percentage, initially 120% and declining over the life of the Debentures to 110% of the accreted conversion price; (ii) the Company calls the Debentures for redemption, or (iii) the Company's credit ratings are downgraded by both Moody's and Standard & Poor's to below Baa3 and BBB-, respectively. The Company will use the proceeds of the offering to refinance commercial paper. The offering is scheduled to close on or about June 20, 2001.

The securities will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a private offering memorandum.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles and guidelines of the Sustainable Forestry Initiative (SFI'sm') program, a system that ensures the perpetual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, at Stamford, Conn., International Paper has operations in nearly 50 countries, employs more than 113,000 people and exports its products to more than 130 nations.

                                     # # # #